Exhibit 99.1

Contact: Carol L. Cox
         (713) 968-2714

                         UNION TEXAS PETROLEUM ANNOUNCES
                         TWO OIL DISCOVERIES IN PAKISTAN

             COMPANY TO DRILL EXPLORATION WELL IN EASTERN SINDH AREA

          Houston,  October 28, 1996 -- Union Texas Petroleum  Holdings,  (NYSE:
UTH) today reported two oil discoveries in the Sindh province in southeastern Pakistan by its wholly-owned subsidiary, Union Texas Pakistan, Inc.
          Union Texas Pakistan also reported plans to drill an exploration well in the Eastern Sindh area of Pakistan in 1997.

Jagir  and  Sakhi  Oil  Discoveries
------------------------------------
          The Jagir oil discovery was made by a joint venture group in which Union Texas Pakistan serves as operator with Occidental Petroleum (Pakistan), Inc., Government Holdings and the Oil and Gas Development Corporation (OGDC).
          The Jagir No. 1 exploration well flowed at a daily rate of 3,027 barrels of oil per day on a 48/64-inch choke with 410 pounds-per-square-inch flowing tubing pressure from the Lower Goru formation between 7,060 and 7,226 feet. The well is located approximately 125 miles (200 kilometers) northeast of Karachi. The well was placed on production on August 6, producing an average of 2,100 barrels of oil per day. Union Texas Pakistan and Occidental Petroleum (Pakistan) each holds a 25.5% working interest in the Jagir well. The remaining interests are held by Government Holdings with a 25% working interest and OGDC with a 24% working interest.
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          The Sakhi oil  discovery  was made by a joint  venture  group in which
Union Texas Pakistan serves as operator with Occidental Petroleum (Pakistan) and OGDC. The Sakhi No. 1 exploration well tested at a daily rate of 2,106 barrels of oil per day on a 32/64-inch choke with 1,032 pounds-per-square-inch flowing tubing pressure from the Lower Goru formation between 6,596 and 6,646 feet. The Sakhi well is located about 125 miles (200 kilometers) northeast from Karachi. The well was placed on production on August 14, producing an average of 800 barrels of oil per day. Union Texas Pakistan and Occidental Petroleum (Pakistan) each holds a 30% working interest in the Sakhi well and OGDC holds the remaining 40% working interest.
          The Jagir and Sakhi wells represent the Union Texas Pakistan venture's
100th  and  101st   exploration   wells  and  its  44th  and  45th  discoveries,
respectively, on the Badin block. In addition to 101 exploration wells, the venture also has drilled 73 appraisal and development wells, of which 66 were successful.
          The venture currently produces an average of 25,000 gross barrels of oil and 160 million cubic feet of gas per day from 66 producing wells on the Badin block, which comprises nearly 2 million acres. The Union Texas Pakistan group currently accounts for about 40% of Pakistan's domestic oil production and about 9% of its domestic gas production. From 1977 to the end of 1995, the venture had discovered a cumulative total of approximately 233 million gross barrels of oil equivalent, of which approximately 38% is oil and 62% natural gas.

Exploration    Drilling   in   Eastern    Sindh   Area   of   Pakistan
----------------------------------------------------------------------
          Union Texas Pakistan also serves as operator for the Eastern Sindh block, located east of the Badin area in the Sindh province. Union Texas Pakistan said it
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plans to begin drilling its initial  exploration well on the Eastern Sindh block in the second quarter of 1997. "The Eastern Sindh block represents a new exploration area in Pakistan, with very little previous exploration drilling," said Union Texas Chairman and CEO John Whitmire. "The objectives which our initial well on the Eastern Sindh block will be testing have much larger potential, but also much higher risk, than the prospects that we have drilled in the Badin area. We are excited to begin exploration drilling in the Eastern Sindh area."
         The Eastern Sindh license, which was granted to Union Texas Pakistan and its co-venturers in late 1994, covers an area of approximately 1.7 million acres. Union Texas Pakistan, as operator, has a 70% working interest in the license. The remaining interests are held by Edison International S.p.A. with a 25% working interest and Government Holdings with a 5% working interest.
         One  of  the  largest  independent   producers  located  in  the  U.S.,
Houston-based Union Texas Petroleum Holdings, Inc. explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana. Union Texas celebrated its 100th anniversary in January 1996.

         This  news  release  contains  forward-looking  statements  within  the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, development, operational and implementation risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially.

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For additional information, contact:

         Carol Cox, media                                    713-968-2714
         John Zimmerman, analysts and investors              713-968-2740